Exhibit 1
THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
U.S. DRY CLEANING CORPORATION
CONVERTIBLE NOTE

Note No.: 2000	Original Principal Amount: $815,920
Issuance Date: December 31, 2008	Newport Beach, California
This Note (this “Note”) is one of a duly authorized issue of Notes issued by U.S. DRY CLEANING CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), designated as the Company’s Convertible Notes in an aggregate principal amount of Six Million Two Hundred and Five Thousand Three Hundred Seventy Seven U.S. Dollars (U.S. $6,205,377) (the “Notes”). All principal and unpaid interest under this Note shall become due and payable on January 31, 2010 (the “Maturity Date”). This Note is being issued pursuant to a Securities Exchange Agreement dated December 31, 2008 by and among the Company, its subsidiaries, the Setal Entities, and the other signatories thereto (“Securities Exchange Agreement”).
For Value Received, the Company hereby promises to pay to the order of Setal 1, LLC, or its registered assigns or successors-in-interest (“Holder”), the principal sum of Eight Hundred Fifteen Thousand Nine Hundred Twenty Dollars (U.S. $815,920) together with all accrued but unpaid interest thereon, if any, on the Maturity Date, in accordance with the terms hereof.
Except as otherwise provided herein, all payments of principal and interest on this Note shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Holder may from time to time designate by written notice in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day (as defined below), the same shall instead be due on the next succeeding day which is a Business Day.
For purposes hereof the following terms shall have the meanings ascribed to them below:
“Affiliate” shall mean, with respect to any specified Person, any other Person who, directly, or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such specified Person. For purposes of this definition: (a) “control” (including its correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other equity interest, or by contract or otherwise; and (b) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York are authorized or required by law or executive order to remain closed.
“Common Stock” shall mean the shares of common stock, par value $.001 per share, of the Company.
“Conversion Price” shall be (i) $0.32 per share, as adjusted as set forth herein, only for the first Eight Hundred Forty Two Thousand One Hundred and Five ($842,105) of principal and accrued interest due under this Note, and (ii) $0.75 per share, as adjusted as set forth herein, for any additional amount of principal and/or accrued interest due under this Note. Should the Note be converted in part, the portion of the Note converted shall first be the portion subject to the US$0.32 per share conversion price, until and unless the total conversion amount in (i) above has been exceeded.
“Convertible Securities” means any convertible securities, warrants, stock options or other rights to subscribe for or to purchase or exchange for, shares of Common Stock.
“Debt” shall mean indebtedness of any kind including without limitation (a) all obligations for borrowed money; (b) any direct or contingent obligations arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments; (c) all obligations to pay the deferred purchase price of property or services, and indebtedness secured by a lien on property owned or being purchased (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by the Company or is limited in recourse; and (d) all guarantees in respect of the foregoing, including without limitation any assurance, agreement, letter of responsibility, letter of awareness, undertaking or arrangement with respect to the payment or performance of any of the foregoing, whether direct, indirect or contingent.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Guarantees” shall mean, collectively, the Guarantees provided by each of the operating subsidiaries of the Company on the signature page of this Note.
“Newstar Note” shall have the meaning set forth in Section 2(c) of this Note.
“Principal Amount” shall refer to any unpaid principal amounts outstanding under this Note.
“Principal Market” shall mean the principal market, exchange or quotation service on which the Common Stock is then listed for trading or quoted.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Setal Entities” shall mean, collectively, Setal 1, LLC, Setal 2, LLC, Setal 3, LLC, Setal 4, LLC and Setal 5, LLC, and their successors.
“Trading Day” shall mean a day on which there is trading on the Principal Market.
“Transaction Documents” shall mean, collectively, this Note, the Security Agreement (as defined below), the Guarantees, and all other documents, certificates, resolutions and agreements to be entered into, executed and/or delivered in connection with the loan evidenced by this Note.
“Underlying Shares” means the shares of Common Stock into which this Note is convertible in accordance with the terms hereof.

The following terms and conditions shall apply to this Note:
Section 1. Payments of Principal and Interest.
(a) Interest. The outstanding Principal Amount under this Note, and all accrued and unpaid interest thereon, shall bear interest at the rate of 32.77% per annum, accrued monthly in arrears based on aggregate principal and accrued interest at the end of each calendar month, beginning from January 1, 2009. The Company shall make an interim interest payment in the amount of $207,432 on April 1, 2009, which payment, when made, shall first by applied to reduce accrued and unpaid interest, and then the Principal Amount due under this Note.
(b) Payment of Principal. Subject to the provisions hereof, the Principal Amount of this Note and all remaining accrued and unpaid interest shall be due and payable on the Maturity Date. Payment of the Principal Amount shall be effected in cash.
(c) Taxes. The Company may withhold and pay over to the relevant authorities any appropriate tax or other legally required withholdings from any interest payment to be made to the Holder to the extent that such withholding is required by the Internal Revenue Code or any other applicable law, rule, or regulation.
(d) Security. This Note is secured by a security interest in certain assets of the Company pursuant to that certain Security Agreement, dated as of June 26, 2008, among the Company, the Holder and other parties named therein, as amended (the “Security Agreement”). The obligations of the Company under this Note are guaranteed by the Guarantees provided by each operating subsidiary of the Company.
(e) Demand Payment. The Holder shall have the right to demand full payment of the Note and accrued interest on August 31, 2009. Such right shall be conditioned upon such demand being given by July 31, 2009 but in no event earlier than May 31, 2009. Holder shall also have the right to demand full payment of this Note and accrued interest at any time, on thirty (30) days notice, if Robert Y. (Robbie) Lee is no longer serving as either President, CEO, or a board member of the Company.
(f) Prepayment Penalty. A prepayment penalty shall apply if the principal balance is prepaid in whole or in part. In the event of prepayment of the Principal Amount, in whole or in part, then a prepayment penalty shall be payable in an amount equal to the interest that would have accrued and become payable under this Note through the Maturity Date. The prepayment penalty set forth in this paragraph shall also apply if the Company makes the demand payment pursuant to the preceding paragraph.
(g) Late Interest Payment Penalty. If any interest payment due prior to the Maturity Date under this Note (i.e., the interim interest payment under Section 1(a)) is not paid within five (5) days after it is due, a penalty equal to five percent (5%) of the amount of such interest payment shall accrue, and if such interest payment is not paid within ten (10) days after it is due, such accrued penalty shall be increased to 10% of the interest payment due.

Section 2. Seniority. The obligations of the Company hereunder and under the other Notes shall rank senior to all other Debt of the Company and its subsidiaries except as set forth below:
(a) USDC Portsmouth, Inc. The Setal Entities’ senior lien on the assets of USDC Portsmouth, Inc. shall be limited to the first One Million Five Hundred Thousand Dollars ($1,500,000) in debt of USDC Portsmouth, Inc., and Newstar Financial, Inc. shall have a second lien of Nine Hundred Forty Thousand Dollars ($940,000) against the assets of USDC Portsmouth, Inc. The Setal Entities shall have a third position lien against the remaining assets of USDC Portsmouth, Inc.
(b) Other Entities. The Setal Entities’ senior lien on the assets of Steam Press Holdings, Inc., Enivel, Inc., Cleaners Club Acquisition Sub, Inc., USDC CCVR Merger Sub, LLC, USDC Fresno, Inc., and USDC Fresno 2, Inc. (collectively, the “Others”) shall be limited to the first Five Million Dollars ($5,000,000) in debt of the Others, and the Mercer Notes shall have a second lien of Eight Million Four Hundred Sixty-Three Thousand Four Hundred Thirty and 84/100 Dollars ($8,463,430.84) against the assets of the Others.
(c) New Acquisitions. Notwithstanding the provisions of paragraphs (a) and (b) above, the Setal Entities’ senior lien shall include any assets acquired by the Company in the Company’s acquisitions occurring after the date of this Note, provided, however, the Company reserves the right (at its sole discretion) to grant security interests that are senior in priority to that held by the Setal Entities with respect to assets valued up to an amount equal to: (i) twenty percent (20%) of the value (based on the purchase price at the time of acquisition) of any assets acquired after the date of issuance of the Notes, less (ii) the amount of outstanding principal and accrued interest under that certain promissory note dated March 2008 issued by the Company to Newstar Financial, Inc. in the original principal amount of $975,000 (the “Newstar Note”). The 20% exception set forth in this subparagraph (c) shall apply to new acquisitions of businesses, and not to acquisition of equipment by the Company and its existing subsidiaries.
(d) Leases Excluded. The Setal Entities’ senior lien shall expressly exclude up to One Million Five Hundred Thousand Dollars ($1,500,000) in current or future assets consisting of equipment, whether purchased or under equipment leases or operating leases, provided however, that the above exclusion shall not apply to any equipment purchased or leased by USDC Fresno, Inc. or USDC Fresno 2, Inc. from Setal 1, LLC.
Section 3. Defaults and Remedies.
(a) Events of Default. An “Event of Default” is: (i) a default in payment of the Principal Amount, when due, or failure to pay any accrued but unpaid interest thereon of the Note within five (5) days after the date such interest payment is due; (ii) a default in the timely issuance of the Underlying Shares upon and in accordance with the terms hereof (where for purposes of this Note, the term timely shall mean within ten (10) days following the conversion date); (iii) failure by the Company for thirty (30) days after written notice has been received by the Company to comply with any other material provision of this Note or the Transaction Documents; (iv) a material breach by the Company of its representations or warranties in the Transaction Documents that remains uncured for thirty (30) days after notice to the Company; (v) any event or condition shall occur which (x) results in the acceleration of the maturity of any material Debt (other than this Note) of the Company or any of its subsidiaries, or (y) enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such material Debt or any or person acting on behalf of such holder’s behalf to accelerate the maturity thereof; (vi) a default by the Company in the payment of any required dividend pursuant to terms and conditions of the Series B Convertible Preferred Stock of the Company issued to any of the Setal Entities; (vii) if the Company or any of its subsidiaries is subject to any Bankruptcy Event; or (viii) at the discretion of the Setal Entities, the cessation of service by Robert

Lee as Chief Executive Officer and as a director of the Company. “Bankruptcy Event” means any of the following events: (a) the Company or any subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any subsidiary thereof; (b) there is commenced against the Company or any subsidiary any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company or any subsidiary makes a general assignment for the benefit of creditors; (f) any material writ of attachment shall be levied against any property or other assets of the Company or any subsidiary; (g) the Company or any subsidiary, by any act or failure to act, indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing; (h) the Company or any subsidiary is unable, or admits in writing its inability, to pay its debts generally as they mature; or (i) the Company ceases to carry on all or substantially all of its business or operations for a period in excess of 15 consecutive days (other than due to force majeure). The Company hereby agrees to notify the Holder of any material default by the Company of any third party obligations. The Company shall have thirty (30) days to cure said default.
(b) Cross Default. An Event of Default shall occur hereunder if there is a default as defined in any of the following:
(i)	U.S. Dry Cleaning Equipment Lease #500 (Equipment Lease) with Setal 1, LLC, as lessor dated February 12, 2008;

(ii)	Convertible Note No. 2001 with Setal 2, LLC, as holder, dated December 31, 2008;

(iii)	Convertible Note No. 2002 with Setal 3, LLC, as holder, dated December 31, 2008;

(iv)	Convertible Note No. 2003 with Setal 4, LLC, as holder, dated December 31, 2008;

(v)	Convertible Note No. 2004 with Setal 5, LLC, as holder, dated December 31, 2008;

(vi)	The Newstar Note;

(vii)	The Mercer Notes;

(viii)	Any other debt obligations of the Company; or

(ix)	Any default on any other obligation of the Company in excess of ($50,000) that remains uncured for more than thirty (30) days.

(c) Remedies. If an Event of Default occurs and is continuing with respect to this Note, then a default penalty shall become due and payable in the total amount equal to: (i) all outstanding principal, and interest which would have accrued and become payable under this Note through the Maturity Date, together with all fees, costs and expenses (including without limitation reasonable attorneys’ fees and expenses) incurred by the Holder in collecting any sums due on this Note or otherwise enforcing any of its rights, and (ii) Eight Hundred Forty Two Thousand One Hundred and Five ($842,105), and the foregoing shall become due and payable upon written notice to the Company (except in the case of a Bankruptcy Event, which shall be without notice). In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Holder may exercise any other right, power or remedy granted to it by this Note, the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both, it being expressly understood that no such remedy is intended to be exclusive of any other remedy or remedies; but each and every remedy shall be cumulative and shall be in addition to every other remedy given herein or now or hereafter existing at law or in equity or by statute, and may be exercised from time to time as often as may be deemed expedient by the Holder, nor shall the giving, taking or enforcement of any other or additional security, collateral or guaranty for the payment of the indebtedness under this Note operate to prejudice, waive or affect the security of this Note or any rights, powers or remedies hereunder, nor shall the Holder be required to first look to, enforce or exhaust such other or additional security, collateral or guaranties. All covenants, conditions, provisions, warranties, guaranties, indemnities and other undertakings of the Company contained in this Note, or in any document referred to herein or in any agreement supplementary hereto or in any other Transaction Documents, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of the Company contained herein.
Section 4. Covenants; Representations and Warranties.
(a) Covenants. The Company hereby covenants and agrees that, for so long as any Notes remain outstanding, unless the Required Holders (as defined in Section 6(e)(i) below) shall otherwise consent in writing, the Company shall not, and shall not permit any subsidiary to, directly or indirectly after the date hereof (a) create, assume, or otherwise become or remain obligated in respect of, or permit or suffer to exist or to be created, assumed or incurred or to be outstanding any Debt, other than as permitted in Section 2 of this Note; (b) assign, transfer, create any encumbrance, mortgage pledge, lien or charge upon, or otherwise dispose of, any Collateral (as defined in the Security Agreement) or any other assets, except in the ordinary course of business or to create Permitted Liens (as defined in the Security Agreement) and except that the Company may sell assets if within 180 days after completing any such sale substantially all of the proceeds thereof are used to purchase additional assets for use in the Company’s business; (c) declare or pay any dividends (other than required dividends under the Company’s Certificate of Incorporation as amended for its preferred stock), or make any distribution of cash or property, or both, to any person or entity in respect of any of the shares of the capital stock or other equity securities of the Company, or redeem, purchase or otherwise acquire for consideration any securities or shares of the capital stock or other equity securities of the Company; (d) enter into any contract, agreement or transaction with any Affiliate of the Company except in the ordinary course of business consistent with past practice; (e) merge with or consolidate into any other corporation or other entity, or sell, lease or other transfer all or substantially all of its business, properties or assets to any other corporation or other entity, unless in each such case the successor corporation or entity executes an agreement, in form and substance reasonably acceptable to the Holders, pursuant to which such successor shall assume all of the Company’s obligations under this Note; (f) make any material change in the character of its business; (g) cause the Company to issue any capital stock, including any issuance in a secondary offering, at a purchase price below $1.00 per share, or cause the Company to issue preferred stock with a dividend rate of over 9% per annum or at a conversion price of below $0.32 per share, other than the issuance of capital stock in an amount up to Six Million Dollars (US$6,000,000) at the issuance price no less than $0.32 per share, and issuance of common stock pursuant to the options or warrants described in (i) below; (h) cause the Company to convert any of the Company’s debt at a conversion price below $1.00 per share, other than the conversion of debt in an amount up to Five Million One Hundred Thousand Dollars (US $5,100,000) at the conversion price of no less than $0.32 per share; or (i) cause the Company to newly issue or re-price any of the currently issued and outstanding stock options or warrants with an exercise price below $0.70 per share; provided, however, that warrants or options to consultants, professionals, directors, officers or employees of the Company for the purchase of up to an aggregate of 5,350,000 shares (as adjusted for stock splits, stock dividends, recapitalizations or similar events) may be re-priced or newly issued with an exercise price of $0.37 or higher. All of the share prices set forth in this Section 4(a) are subject to appropriate adjustments for stock splits, stock dividends, reverse stock splits, combinations, consolidations, reclassifications and the like. In addition, the covenants set forth in this Section 4(a) shall not apply to the transactions contemplated by the Securities Exchange Agreement, dated on or around the date of this Note, by and among the Company, the Holder and other parties named therein.

(b) Representations and Warranties. The Company represents and warrants to Holder that:
(i) The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware; has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted; and is duly qualified or licensed to do business as a foreign corporation in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the Company.
(ii) The Company has all requisite power and authority to enter into and perform all of its obligations under this Note and the other Transaction Documents and to carry out the transactions contemplated hereby and thereby. The Company has taken all corporate or stockholder actions necessary to authorize it to enter into and perform all of its obligations under this Note and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Note and the other Transaction Documents does not, and the consummation of the transactions contemplated hereby and thereby, and compliance with the provisions hereof and thereof, will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any lien upon any of the properties or assets of the Company under, (i) its certificate of incorporation, by-laws or other governing documents, (ii) any agreement, contract, lease, license, mortgage, indenture, guarantee, or other instrument, undertaking or commitment to which the Company is a party or by which it or its properties or assets are bound or (iii) any judgment, order, injunction, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets.
(iii) This Note has been duly executed and delivered and is, and each other Transaction Document will be, when executed and delivered, the legal, valid and binding obligation of the Company, enforceable in accordance with their respective terms, except as (A) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and (B) the availability of equitable remedies may be limited by equitable principles of general applicability.
(c) Life Insurance Policy. The Company shall keep and maintain a life insurance policy for the life of Robert Y. (Robbie) Lee, of which $750,000 of the benefit shall be payable to the Setal Entities on a pro-rata basis. The Company shall continue to pay all premiums due under said life insurance policy, and shall keep the policy in place until the earlier of Mr. Lee’s death or the date on which the Company pays all amounts due under this Note. In the event of Mr. Lee’s death prior to complete repayment of the Notes, the Setal Entities shall hold the proceeds from the life insurance policy until such time as the obligations under the Notes are repaid in full. In the event that the Company defaults on any of the Notes, the Setal Entities may retain proceeds up to the lesser of the amount due under the Notes or $750,000. The Setal Entities’ right to collect against the insurance proceeds shall be in addition to the Setal Entities’ rights to collect against any and all other collateral securing the obligations under the Notes and any other agreements between the Company and the Setal Entities.

Section 5. Conversion.
(a) Conversion by Holder. From and after the Issuance Date and subject to the terms hereof and restrictions and limitations contained herein, the Holder shall have the right, at Holder’s option, at any time and from time to time to convert, in part or in whole, the outstanding Principal Amount and all accrued and unpaid interest under this Note into shares of the Company’s common stock, par value $.001 per share (“Common Stock”), at the then applicable Conversion Price (as defined above), by delivering to the Company a fully executed notice of conversion in the form of conversion notice attached hereto as Exhibit A (the “Conversion Notice”), which may be transmitted by facsimile (with the original mailed on the same date by certified or registered mail, postage prepaid and return receipt requested). The Conversion Notice shall specify a date for the conversion to be effective, which date shall be no earlier than thirty (30) days from the date on which the Conversion Notice is delivered (the “Conversion Date”), and the Conversion Notice shall be irrevocable when delivered.
(b) Conversion Procedures. Upon conversion of this Note pursuant to this Section 5, the outstanding Principal Amount and/or accrued interest hereunder shall be converted into such number of fully paid, validly issued and non-assessable shares of Common Stock, free of any liens, claims and encumbrances, as is determined by dividing the outstanding Principal Amount and/or accrued interest being converted by the then applicable Conversion Price. The Company will deliver to the Holder not later than thirty (30) Trading Days after the Conversion Date, a certificate or certificates which shall be free of restrictive legends and trading restrictions (assuming that a registration statement has been declared effective), representing the number of shares of Common Stock being acquired upon the conversion of this Note.
(c) Conversion Price Adjustments.
(i) Stock Dividends, Splits and Combinations. If the Company or any of its subsidiaries, at any time while the Note is outstanding (A) shall pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including instruments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock, (B) subdivide outstanding Common Stock into a larger number of shares, (C) combine outstanding Common Stock into a smaller number of shares, or (D) issues new securities by reclassification of the shares of Common Stock of the Company, then, and in each such case, the Conversion Price in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted so that the Holder shall be entitled to receive the number of shares of Common Stock or other securities of the Company which such Holder would have owned or have been entitled to receive after the occurrence of any of the events described above, had such Note been surrendered for conversion immediately prior to the occurrence of such event or record date therefore, whichever is earlier. Any adjustment made pursuant to this Section 5(c) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.
(ii) Distributions. If the Company or any of its subsidiaries, at any time while this Note is outstanding, shall distribute to all holders of Common Stock evidences of its indebtedness or assets or cash or rights or warrants to subscribe for or purchase any security of the Company or any of its subsidiaries (excluding those referred to in Section 5(c)(i) above), then concurrently with such distributions to holders of Common Stock, the Company shall distribute to the Holder of this Note the amount of such indebtedness, assets, cash or rights or warrants which the Holder of this Note would have received had this Note been converted into Common Stock at the then applicable Conversion Price immediately prior to the record date for such distribution.

(iii) Rounding of Adjustments. All calculations under this Section 5(c) shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.
(iv) Notice of Adjustments. Whenever the Conversion Price is adjusted pursuant to this Section 5(c), the Company shall promptly deliver to the Holder of this Note, a written notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, provided that any failure to so provide such notice shall not affect the automatic adjustment hereunder.
(v) Fundamental Changes. In case any transaction or event (including, without limitation, any merger, consolidation, combination, recapitalization, sale of assets, tender or exchange offer, reclassification, compulsory share exchange or liquidation) shall occur in which all or substantially all outstanding shares of Common Stock are converted into or exchanged or acquired for or constitute the right to receive stock, or other securities, cash, property or assets (each, “Fundamental Change”), the Holder of this Note outstanding immediately prior to the occurrence of such Fundamental Change shall have the right upon any subsequent conversion to receive the kind and amount of stock, other securities, cash, property or assets that such holder would have received if such share had been converted immediately prior to such Fundamental Change.
(d) Reservation and Issuance of Underlying Securities. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of this Note, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder of this Note, not less than such number of shares of Common Stock as shall be issuable (taking into account the adjustments under this Section 5) upon the conversion of this Note hereunder in Common Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, nonassessable and freely tradable, and free of all taxes, liens and charges created by the Company. If the Common Stock is or becomes listed on any national securities exchange or quoted on The Nasdaq Stock Market, the Company shall at its expense cause all shares of Common Stock issuable upon conversion of this Note to be listed on such exchange subject to notice of issuance or quoted on The Nasdaq Stock Market, as the case may be.
(e) No Fractions. Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the closing price of a share of Common Stock at such time. If the Company elects not, or is unable, to make such cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.
(f) Charges, Taxes and Expenses. Issuance of certificates for shares of Common Stock upon the conversion of this Note shall be made without charge to the holder hereof for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for shares of Common Stock are to be issued in a name other than the name of the Holder, this Note when surrendered for conversion shall be accompanied by an assignment form; and provided further, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any such transfer.

(g) Cancellation. Except as provided herein, after all of the Principal Amount and all accrued but unpaid interest and default payments at any time owed on this Note have been paid in full or converted into Common Stock or after all of Holder’s rights under this Note have expired, this Note shall automatically be deemed canceled and the Holder shall promptly surrender the Note to the Company at the Company’s principal executive offices.
(h) Conditional Rights. The Company shall give Holder seven (7) days notice prior to making a full prepayment of this Note. In the event this Note is prepaid by the Company at any time, Holder shall retain certain rights as set forth in this paragraph. If the market price of the Company’s Common Stock is equal to or greater than two dollars per share for thirty-three consecutive Trading Days with average daily trading volume of one hundred thousand shares per day over the same thirty-three consecutive Trading Days prior to the date of prepayment, Holder shall have no retained right to convert once the prepayment is complete and this Note shall be cancelled at the time of prepayment. Otherwise, if the prepayment occurs at such point in time when the Company’s Common Stock has not attained both of the benchmarks set forth in the prior sentence, despite the prepayment, Holder shall retain the right to return the prepayment to the Company along with interest at twelve percent (12%) per annum from the date of prepayment and convert the prepayment amount utilizing the process set forth in this Section 5 at any time between the date of prepayment and the Maturity Date.
Section 6. General
(a) Payment of Expenses. The Company agrees to pay all reasonable charges and expenses, including attorneys’ fees and expenses, which may be incurred by the Holder in successfully enforcing this Note and/or collecting any amount due under this Note.
(b) Savings Clause. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby. In no event shall the amount of interest paid hereunder exceed the maximum rate of interest on the unpaid principal balance hereof allowable by applicable law. If any sum is collected in excess of the applicable maximum rate, the excess collected shall be applied to reduce the principal debt. If the interest actually collected hereunder is still in excess of the applicable maximum rate, the interest rate shall be reduced so as not to exceed the maximum allowable under law.
(c) Amendment. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.
(d) Assignment, Etc. The Holder may assign or transfer this Note to any transferee. The Holder shall notify the Company of any such assignment or transfer promptly. This Note shall be binding upon the Company and its successors and shall inure to the benefit of the Holder and its successors and permitted assigns.
(e) Amendments and Waivers.
(i) The provisions of this Note, including, but not limited to, any waiver of the restrictive covenants, may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Company and the Holders of not less than 50% in Principal Amount of the Notes then outstanding (the “Required Holders”); provided, however, that no such amendment, modification or waiver which would (i) modify this Section 6(e), (ii) extend the Maturity Date, (iii) reduce the Principal Amount or any amounts payable hereunder, (iv) change the Conversion Price or the adjustments thereto, or (v) not be uniform and non-discriminatory as to any particular Note, shall be made without the consent of the Holder of each Note so affected.

(ii) Except as provided herein, no failure or delay on the part of the Holder in exercising any power or right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Holder shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
(f) Governing Law; Jurisdiction.
(i) Governing Law. THIS NOTE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.
(ii) Jurisdiction. The Company irrevocably submits to the jurisdiction of any State or Federal Court sitting in the State of California, County of Orange, over any suit, action, or proceeding arising out of or relating to this Note. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that suit, action, or proceeding has been brought in an inconvenient forum.
The Company agrees that the service of process upon it mailed by certified or registered mail, postage prepaid and return receipt requested (and service so made shall be deemed complete three days after the same has been posted as aforesaid) or by personal service shall be deemed in every respect effective service of process upon it in any such suit or proceeding. Nothing herein shall affect Holder’s right to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.
(iii) No Jury Trial. The Company hereby knowingly and voluntarily waives any and all rights it may have to a trial by jury with respect to any litigation based on, or arising out of, under, or in connection with, this Note.
(g) Replacement Notes. This Note may be exchanged by Holder at any time and from time to time for a Note or Notes with different denominations representing an equal aggregate outstanding Principal Amount, as reasonably requested by Holder, upon surrendering the same. No service charge will be made for such registration or exchange. In the event that Holder notifies the Company that this Note has been lost, stolen or destroyed, a replacement Note identical in all respects to the original Note (except for registration number and Principal Amount, if different than that shown on the original Note), shall be issued to the Holder, provided that the Holder executes and delivers to the Company an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with the Note.

(h) Cancellation. Except as otherwise set forth herein, after all of the Principal Amount and all accrued but unpaid interest and default payments at any time owed on this Note have been paid in full or converted into Common Stock, this Note shall automatically be deemed canceled and the Holder shall promptly surrender the Note to the Company at the Company’s principal executive offices.
(i) Notices Procedures. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, shall be in writing and delivered personally, by confirmed facsimile, or by a nationally recognized overnight courier service to the Company at the facsimile telephone number or address of the principal place of business of the Company. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, or by a nationally recognized overnight courier service addressed to the Holder at the facsimile telephone number or address of the Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed delivered (i) upon receipt, when delivered personally, (ii) when sent by facsimile, upon receipt if received on a Business Day prior to 5:00 p.m. (Pacific Time), or on the first Business Day following such receipt if received on a Business Day after 5:00 p.m. (Pacific Time) or (iii) upon receipt, when deposited with a nationally recognized overnight courier service.
(j) Waivers. Except for any notice specifically required hereunder, or under any other Transaction Document(s), the Company hereby waives notice (including without limitation notice of default, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of nonpayment or dishonor and notice of protest), demand, presentment for payment, protest, bringing of suit and diligence in taking any action to collect amounts owing hereunder or in proceeding against any of the rights and properties securing payment hereof, and is directly and primarily liable for the amount of all sums owing or to be owing hereon. The Company consents to the acceptance of further security or the release of any existing security for this Note without in any manner affecting the Company’s liability with respect to this Note. The Company agrees that its liability on or with respect to this Note shall not be affected by any release of or change in any guaranty or security at any time or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity. No extension of the time for the payment of this Note made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of the Company under this Note.
***Signatures on following page***

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed on the date first set forth above.

U.S. DRY CLEANING CORPORATION
By:	/s/ Robert Y. (Robbie) Lee
Robert Y. (Robbie) Lee
Chief Executive Officer
The undersigned, being all the current operating subsidiaries of the Company, each hereby jointly and severally, absolutely and unconditionally, guarantees for the benefit of the Holders the payment and performance by the Company of all of its obligations under the foregoing Note. This is a guaranty of payment and performance (and not merely of collection), and the Holder may proceed directly against the undersigned without any requirement to first proceed or obtain any judgment against or exhaust any remedies with respect to the Company. This guaranty shall in no manner be affected or impaired by (a) any amendment, modification, waiver, consent, compromise or other indulgence granted to the Company under or in respect of the foregoing Note or any related agreement, (b) any failure by the Holder to insist upon strict performance or observance by the Company of any of the terms of the foregoing Note or any related agreement, (c) any forbearance by the Holder, (d) any bankruptcy, insolvency, receivership, reorganization, liquidation or other such proceeding relating to the Company, or (e) any relief of the Company from any of its obligations as aforesaid by operation of law, in equity or otherwise.

STEAM PRESS HOLDINGS, INC. (dba Young Laundry & Dry Cleaning)
By:	/s/ Robert Y. (Robbie) Lee
Robert Y. (Robbie) Lee
President

ENIVEL, INC.
By:	/s/ Robert Y. (Robbie) Lee
Robert Y. (Robbie) Lee
President

CLEANERS CLUB ACQUISITION SUB, INC. (dba Boston Cleaners)
By:	/s/ Robert Y. (Robbie) Lee
Robert Y. (Robbie) Lee
President

USDCC CVR MERGER SUB, LLC (dba Roadrunner Cleaners)
By:	/s/ Robert Y. (Robbie) Lee
Robert Y. (Robbie) Lee
President

USDC FRESNO, INC. (dba 1 Hour Martinizing)
By:	/s/ Robert Y. (Robbie) Lee
Robert Y. (Robbie) Lee
President

USDC FRESNO 2, INC. (dba 1 Hour Martinizing)
By:	/s/ Robert Y. (Robbie) Lee
Robert Y. (Robbie) Lee
President

USDC PORTSMOUTH, INC. (dba Zoots)
By:	/s/ Robert Y. (Robbie) Lee
Robert Y. (Robbie) Lee
President

USDC TUCHMAN INDIANA, INC. (dba Tuchman)
By:	/s/ Robert Y. (Robbie) Lee
Robert Y. (Robbie) Lee
President

EXHIBIT A
FORM OF CONVERSION NOTICE
(To be Executed by the Holder
in order to Convert a Note)
The undersigned hereby elects to convert the aggregate outstanding Principal Amount (as defined in the Note) and/or accrued interest indicated below of this Note into shares of Common Stock, par value $.001 per share (the “Common Stock”), of U.S. DRY CLEANING CORPORATION (the “Company”) according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion information:

Date to Effect Conversion

Aggregate Principal Amount and/or Accrued Interest of Note Being Converted

Number of shares of Common Stock to be Issued

Applicable Conversion Price

Signature

Name

Address

Taxpayer Identification/Social Security Number